CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm of WP Large Cap Income Plus Fund, a series of the 360 Funds, we hereby consent to all references to our firm in or made a part of this Post-Effective Amendment No. 20 under the Securities Act of 1933 and Post-Effective Amendment No. 22 under the Investment Company Act of 1940 for the Statement of Additional Information dated October 10, 2013.

Abington, Pennsylvania
October 10, 2013